As filed with the Securities and Exchange Commission on February 8, 2002

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MedCath Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	56-2249852 (I.R.S. Employer Identification No.)

10720 Sikes Place, Suite 300 Charlotte, North Carolina (Address of Principal Executive Offices)	28277 (Zip Code)

1998 Stock Option Plan for Key Employees of MedCath Holdings, Inc. and Subsidiaries

(Full title of the plan)

James E. Harris
Senior Vice President and Chief Financial Officer
MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277

(Name and address of agent for service of process)

(704) 708-6600
(Telephone number, including area code, of agent for service)

Copy to:

Dumont Clarke
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
(704) 331-1000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
	Amount To Be	Offering Price Per		Aggregate Offering	Amount of
Title of Securities to be Registered	Registered	Share		Price (1)	Registration Fee

Common stock, par value $0.01 per share	131,472	$4.75	(1)	$624,492	$58

Common stock, par value $0.01 per share	9,893	12.00	(1)	118,716	11

Common stock, par value $0.01 per share	2,134,100	19.00	(1)	40,547,900	3,730

Common stock, par value $0.01 per share	717,835	21.13	(2)	15,167,853	1,395

Total	2,993,300			$56,458,961	$5,194

(1)	Based on options to purchase 2,275,465 shares of the Registrant’s Common Stock, par value $.01 per share (“Common Stock”), outstanding under the 1998 Stock Option Plan for Key Employees of MedCath Holdings, Inc. and Subsidiaries and assumed by the Registrant at the time of its initial public offering of Common Stock on July 24, 2001. All of such shares are issuable upon the exercise of outstanding options to purchase the number of shares at the exercise prices listed above. Pursuant to Rule 457(h)(1), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, based upon the average high and low bid and asked prices reported on the Nasdaq National Market on February 5, 2002 which prices were $21.70 and $20.55, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

         The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Registration Statement on Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424.

Item 2. Registrant Information and Employee Plan Annual Information.

         The documents containing the information specified in this Item 2 will be sent or given to employees as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Registration Statement on Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

         The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)	The section entitled “Description of the Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A (File No. 00026281) filed on July 20, 2001, pursuant to Section 12(g) of the Exchange Act (the “Registration Statement”); and

(b)	Annual Report on Form 10-K filed December 24, 2001, as amended by Form 10-K/A filed January 25, 2002.

         All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interest of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         The Delaware General Corporation Law and the Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to the Registration Statement and the Registrant’s Bylaws filed as Exhibit 3.2 to the Registration Statement.

         The Registrant has in effect a directors’ and officers’ liability insurance policy.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5	Opinion of Moore & Van Allen, PLLC

23.1	Consent of Moore & Van Allen, PLLC (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included as part of the signature page of this Registration Statement)

Item 9. Undertakings.

         The Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         The Registrant hereby undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte in the State of North Carolina, on this 8th day of February, 2002.

MEDCATH CORPORATION

By: /s/ James E. Harris James E. Harris Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of MedCath Corporation, hereby severally constitute and appoint David A. Perry, our true and lawful attorney, with full power to him, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”)), and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable MedCath Corporation, to comply with the provisions of the Securities Act of 1933 hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Crane	David Crane President and Chief Executive Officer and Director	February 8, 2002

/s/ James E. Harris	James E. Harris Senior Vice President and Chief Financial Officer	February 8, 2002

/s/ David W. Perry	David W. Perry Vice President and Chief Accounting Officer	February 8, 2002

/s/ Stephen R. Puckett	Stephen R. Puckett Chairman of the Board of Directors	February 8, 2002

/s/ David Chung	David Chung Director	February 8, 2002

/s/ Edward A. Gilhuly	Edward A. Gilhuly Director	February 8, 2002

/s/ Galen Powers	Galen Powers Director	February 8, 2002

/s/ Paul B. Queally	Paul B. Queally Director	February 8, 2002

/s/ Donald E. Steen	Donald E. Steen Director	February 8, 2002

/s/ D. Scott Mackesy	D. Scott Mackesy Director	February 8, 2002

/s/ John B. McKinnon	John B. McKinnon Director	February 8, 2002

/s/ John Casey	John Casey Director	February 8, 2002

INDEX TO EXHIBITS

Exhibit No.	Description

5	Opinion of Moore & Van Allen, PLLC

23.1	Consent of Moore & Van Allen, PLLC (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included as part of the signature page of this Registration Statement)